Exhibit 99.1

Sight Sciences Reports Fourth Quarter and Full Year 2022 Financial Results

MENLO PARK, Calif., March 13, 2023 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT) (“Sight Sciences,” or the “Company”), an eyecare technology company focused on creating innovative solutions intended to transform care and improve patients’ lives, today reported financial results for the fourth quarter and year ended December 31, 2022 and issued financial guidance for the year ending December 31, 2023.

Recent Financial Highlights

•
Generated 2022 total revenue of $71.3 million, an increase of 46% compared to 2021
•
Generated fourth quarter 2022 total revenue of $20.5 million, an increase of 40% compared to the prior year period
•
Reduced fourth quarter 2022 operating expenses by $3.7 million versus the third quarter of 2022
•
Improved total gross margin to 83% in 2022 versus 82% in 2021

Recent Business Highlights

•
The number of facilities ordering the OMNI® Surgical System (“OMNI”) increased to 941 in the fourth quarter of 2022 from 913 in the third quarter of 2022, and the installed base of TearCare® System (“TearCare”) facilities grew to 1,042 on December 31, 2022 from 881 on September 30, 2022
•
Continued successful introduction of the SION™ Surgical Instrument (“SION”) in over 200 accounts through December 31, 2022
•
Announced publications and presentations highlighting the clinical value and expanded use case of OMNI and TearCare:
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TREY study data published in International Ophthalmology demonstrating strong intraocular pressure (“IOP”) reductions following standalone OMNI procedures in open-angle glaucoma patients with a history of implanted trabecular microbypass stents and glaucoma medication treatment whose IOP was not controlled
o
Independent data presented at the 2022 American Academy of Optometry Meeting showcased the duration of efficacy of a single, first-time dry eye intervention using TearCare. Patients in the study at the Cleveland Clinic exhibited improved dry eye signs and symptoms for more than 12 months
o
Announced partnership with Verana Health, the exclusive data technology partner for the American Academy of Ophthalmology’s IRIS® Registry of real-world data, to study post-surgical outcomes for leading MIGS technologies, including OMNI, iStent Inject® (Glaukos) and Hydrus® Microstent (Alcon), used in combination with cataract surgery in 77,391 patients. Comprehensive plan to present and publish results, including comparative IOP and medication reduction outcomes at one and two years, at multiple medical meetings and in peer reviewed literature in 2023

“We drove strong adoption and increased utilization of all our products to generate substantial revenue growth in 2022,” said Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences. “Our improved fourth quarter 2022 financial results reflected the impact of the operating expense rationalization initiative we began in the third quarter. In 2023, we plan to generate sustainable growth while continuing to improve operating efficiency and maintain strict financial discipline. This will allow us to further exploit the operating leverage we flexed in the fourth quarter.”

Fourth Quarter 2022 Financial Results

Revenue for the fourth quarter of 2022 was $20.5 million, an increase of $5.9 million, or 40%, compared to the fourth quarter of 2021. Surgical Glaucoma revenue was $18.8 million, an increase of 35% compared to the prior year period and 10% compared to the third quarter. The growth was primarily driven by an increase in both the number of facilities ordering the OMNI Surgical System and utilization per ordering facility and the first full quarter of commercial activity for SION. Dry Eye revenue was $1.8 million, an increase of 135% from the previous year period and 12% from the third quarter. This growth was primarily driven by an increase in TearCare sales to new customers.

Gross profit for the fourth quarter of 2022 was $16.9 million compared to $12.7 million for the fourth quarter of 2021. Gross margin for the fourth quarter of 2022 was 82%, as compared to 87% in the prior year period. The decrease in gross margin was attributed to product mix and a $0.5 million write-off of legacy components that are no longer required. Excluding the inventory charge, gross margin would have been 85% for the quarter.

Operating expenses were $33.9 million for the fourth quarter of 2022 representing a 23% increase compared to $27.5 million in the same period the prior year and a 10% decrease compared to $37.6 million for the third quarter of 2022. The year over year increase in operating expenses was primarily driven by additions to personnel and continued investment in research and development (“R&D”) and selling, general and administrative expenses (“SG&A”) to support the Company’s growth, including stock-based compensation of $3.2 million compared to $2.0 million in the prior year period. The sequential decrease in operating expenses was primarily driven by targeted reductions in headcount in the third quarter and non-labor cost-optimization initiatives. Operating expenses as a percentage of revenues decreased from 187% in the fourth quarter of 2021 to 165% in the fourth quarter of 2022.

Net loss was $16.9 million in the fourth quarter of 2022 ($0.35 per share), as compared to $15.9 million in the same prior year period ($0.34 per share).

2022 Financial Results

Revenue for 2022 was $71.3 million, an increase of $22.4 million, or 46%, compared to 2021. Surgical Glaucoma revenue in 2022 was $65.6 million, an increase of 41% compared to the prior year. Dry Eye revenue in 2022 was $5.7 million, an increase of 133% from the previous year.

Gross profit for 2022 was $59.0 million compared to $40.3 million for 2021. Gross margin for 2022 was 83%, as compared to 82% in 2021. The gross margin improvement was attributable mainly to manufacturing cost reductions and increased revenues covering largely fixed allocated labor and manufacturing overhead.

Operating expenses were $142.9 million for 2022 compared to $91.8 million in the prior year, representing a 56% increase. The increase in operating expenses was primarily driven by additions to personnel and continued investment in R&D and SG&A to support the Company’s growth, including stock-based compensation of $13.0 million compared to $5.1 million in the prior year. Operating expenses as a percentage of revenues increased from 188% in 2021 to 200% in 2022.

Net loss was $86.2 million in 2022 ($1.80 per share), as compared to $63.0 million in the prior year ($2.36 per share).

Cash and cash equivalents totaled $185.0 million and total debt was $33.3 million as of December 31, 2022.

2023 Financial Guidance

Sight Sciences projects revenue for the full year 2023 to range from $89 million to $94 million, which represents growth of approximately 25% to 32% compared to 2022.

Conference Call

Sight Sciences’ management team will host a conference call today, March 13, 2023, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.sightsciences.com, on the Investors page in the News & Events section. The webcast will be available for replay for at least 90 days after the event.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System is a minimally invasive glaucoma surgery (MIGS) device indicated to reduce intraocular pressure in adult patients with primary open-angle glaucoma (POAG), the world’s leading cause of irreversible blindness. The Company’s TearCare® System is 510(k) cleared for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (MGD), enabling office-based clearance of gland obstructions by physicians to address the leading cause of dry eye disease. The Company’s SION™ Surgical Instrument is a manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork.

For more information, visit www.sightsciences.com.

OMNI® and TearCare® are registered trademarks of Sight Sciences.

SION™ is a trademark of Sight Sciences.

© 2023 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. These forward-looking statements include, but are not limited to, statements concerning the following: our clinical data publication strategy; our plan to generate sustainable growth while continuing to improve operating efficiency and maintain strict financial discipline; and our 2023 revenue guidance. These forward-looking statements are subject to and involve numerous risks, uncertainties and assumptions, including those discussed under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, as may be updated from time to time in subsequent filings, and you should not place undue reliance on these statements. These cautionary statements are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$185,000	$260,687
Accounts receivable, net	15,148	8,709
Inventory, net	6,114	3,475
Prepaid expenses and other current assets	3,415	4,164
Total current assets	209,677	277,035
Property and equipment, net	1,571	1,454
Operating lease right-of-use assets	1,614	1,495
Other noncurrent assets	211	202
Total assets	$213,073	$280,186
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,688	$3,351
Accrued compensation	7,352	5,987
Accrued and other current liabilities	7,777	4,166
Total current liabilities	17,817	13,504
Long-term debt	33,313	32,656
Other noncurrent liabilities	1,867	1,919
Total liabilities	52,997	48,079
Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock par value of $0.001 per share; 10,000,000 authorized; no shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Common stock par value of $0.001 per share; 200,000,000 shares authorized as of December 31, 2022 and 2021, respectively; 48,298,138 and 47,504,704 shares issued and outstanding as of December 31, 2022 and 2021, respectively	48	48
Additional paid-in-capital	399,271	385,060
Accumulated deficit	(239,243)	(153,001)
Total stockholders’ equity	160,076	232,107
Total liabilities and stockholders’ equity	$213,073	$280,186

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue	$20,543	$14,685	$71,331	$48,956
Cost of goods sold	3,665	1,942	12,361	8,610
Gross profit	16,878	12,743	58,970	40,346
Operating expenses:
Research and development	5,233	4,369	22,859	15,634
Selling, general and administrative	28,698	23,090	120,065	76,190
Total operating expenses	33,931	27,459	142,924	91,824
Loss from operations	(17,053)	(14,716)	(83,954)	(51,478)
Interest expense	(1,223)	(1,078)	(4,466)	(4,366)
Other income (expense), net	1,379	(44)	2,225	(6,928)
Loss before income taxes	(16,897)	(15,838)	(86,195)	(62,772)
Provision for income taxes	10	98	47	188
Net loss and comprehensive loss	$(16,907)	$(15,936)	$(86,242)	$(62,960)
Net loss per share attributable to common stockholders, basic and diluted	$(0.35)	$(0.34)	$(1.80)	$(2.36)
Weighted-average shares outstanding, basic and diluted	48,205,775	47,392,932	47,849,058	26,734,097